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                                                                     EXHIBIT 5.2

                         [LETTERHEAD OF BROWN & WOOD]


                               September 4, 1998


Impac Commercial Holdings, Inc.
20371 Irvine Avenue
Santa Ana Height, CA  92707

     Re:  Impac Commercial Holdings, Inc.

                 1997 Stock Option and Awards Plan
                 ---------------------------------

Ladies and Gentlemen:

     As counsel to Impac Commercial Holdings Inc., a Maryland corporation, (the "Company"), we have been asked to provide you with an opinion with respect to certain Maryland law matters pertaining to the Company's 1997 Stock Option and Awards Plan (the "Plan").

     In connection with this opinion, we have reviewed the Company's Registration Statement, which is to be filed on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), covering 632,500 shares of the Company's Common Stock (the "Shares") issuable under the Plan; the organizational documents of the Company; certain of the Company's proceedings as reflected in its minute books; and such other records as we have deemed relevant.

     In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. In addition, we have made such other examinations of law and fact as we have deemed appropriate in order to form a basis of the opinion hereinafter expressed.

     With respect to the issuance of any Shares, we have assumed that the Shares will be issued, and the certificates evidencing the same will be duly delivered, in accordance with the terms of the Plan and against receipt of the consideration stipulated therefor.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the forgoing assumptions, will be validly issued, fully paid and non-assessable.
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     We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than the substantive laws of the State of Maryland. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

     This opinion is being furnished for your benefit. Accordingly it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (except Freshman, Marantz, Orlanski, Cooper & Klein, counsel to the Company) without, in each instance, our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,

                                    /s/ Brown & Wood